Huacheng Nav&Com Corp.
                 3F, 4 ChengFu Road, Beijing 100083, P.R. China
                  Tel: (86-10) 6232 2448 Fax: (86-10) 6231 1434

January 18, 2000

Annette Shaw
AVIC Technologies Ltd.
445, Rue Saint-Francois-Xavier
Montreal, Quebec, Canada
H2Y 2T1

Ref: Fiberglass Joint Venture Project

Dear Annette:

         It was very enjoyable meeting with you and Mr. Chan over the wonderful dinner in Beijing last December. We hope that we will have another opportunity to meet in Montreal some time soon.

         We reviewed the feasibility study report for your Fiberglass project. Based on our preliminary study of the report, it appears that this project has good potential.

         This letter serves as confirmation that Huacheng Navcom Corp. is interested in pursuing further discussions to see how we could participate in the Fiberglass Window Frame Project in Shenzhen, China.

         In the event that we participate in this project, we could make various contributions, which could include the following:

     - Provide cash either indirectly through an equity position in AVIC, or directly into any JV company.
     -    Provide  local  public  relations  and all  licensing services.
     -    Provide local manpower training and development.

         Before we can proceed, we would like to receive the following documents:

     -    Your company's latest financial statement.

     -    Your company's detailed business plan.

         While participation in this project is of interest to us, the size of our investment is largely depended on the terms and conditions agreed to. Nevertheless, our company's investment philosophy is to invest no more than 35% of any building material related project. I trust this would acceptable to your company.

         We look forward to receiving the above documents and hope that we can get together soon to discuss further cooperation in this project.

Sincerely yours,



Wang XiangYuan
CEO of Huacheng Nav&Com